Exhibit 5.1

Opinion of Counsel of Koley Jessen P.C., L.L.O.

July 9, 2012

ACI Worldwide, Inc.

120 Broadway, Suite 3350

New York, NY 10271

Re:	Registration Statement on Form S-8 Filed by ACI Worldwide, Inc.

Ladies and Gentlemen:

We have acted as counsel for ACI Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933 (the “Act”) 2,750,000 additional shares (the “Shares”) of common stock, $0.005 par value per share, of the Company that may be issued or delivered and sold pursuant to the Company’s 2005 Equity and Performance Incentive Plan as amended (the “Plan”). This letter (this “Opinion”) is delivered in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this Opinion, we have reviewed such documents and made such other investigation as we have deemed appropriate, including without limitation, the Registration Statement. As to certain matters of fact material to the opinions expressed in this Opinion, we have relied on the representations, warranties and information set forth in the Registration Statement and certificates of public officials and the Company’s officers. We have not independently established the facts so relied on.

For purposes of this Opinion, we have (with your permission) assumed that resolutions, approved by the Board of Directors of the Company (the “Board of Directors”) or an authorized committee of the Board of Directors, authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements thereunder will be in full force and effect at all times at which such Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions.

Based upon the foregoing, and subject to the other paragraphs of this Opinion, we are of the opinion that each Share that is newly issued will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as it may be amended, shall have become effective under the Securities Act; (ii) such Share shall have been duly issued or delivered and sold in the manner contemplated by the Plan and the related and the applicable award agreements against receipt of the agreed consideration therefor (in an amount not less than the par value thereof).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Act. This consent is not be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Koley Jessen P.C., L.L.O.